UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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Navarre Corporation

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NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 11, 2008

Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., Central Daylight Time, on Thursday, September 11, 2008
PLACE	Navarre Corporation Headquarters 7400 49th Avenue North New Hope, Minnesota 55428
ITEMS OF BUSINESS	1. To elect the three nominees named in the attached proxy statement as Class III directors, for a term of three years;
2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2009 fiscal year; and
3. To transact such other business as may properly come before the meeting or any adjournments thereof.
ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
ANNUAL REPORT	Our 2008 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.
RECORD DATE	You can vote if you were a shareholder of record at the close of business on Thursday, July 17, 2008.
VOTING	Your Vote is Important. We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel

July 28, 2008

NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428
(763) 535-8333

PROXY STATEMENT
Annual Meeting of Shareholders
September 11, 2008

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING

We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to and do not incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2008 (“FY2008”).

Proxy Statement and Solicitation of Votes

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Thursday, September 11, 2008 at 3:00 p.m., local time, at our corporate headquarters, 7400 49th Avenue North, New Hope, Minnesota 55428, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about July 28, 2008.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We do not currently intend to solicit proxies other than by use of the mail, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Voting Shares

Only shareholders of record as of the close of business on Thursday, July 17, 2008 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 36,237,486 shares of common stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded in your name by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership held in a brokerage, bank or other account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive a proxy card from the Company. If your share ownership is beneficial, your broker, bank, and/or other institution will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or other institutional holder how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker or other institutional holder, your shares will not be voted on any proposal on which your broker or other institutional holder does not have discretionary authority to vote. If your broker or other institutional holder lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a “broker non-vote” on that item. Broker non-votes effectively reduce the number of shares needed to approve a proposal.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held in street name and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your broker or other institutional holder. Please contact your broker or other institutional holder directly for further information.

The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement and “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

How Votes Are Counted

Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted for determining if a quorum is present. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome for the same reason.

With respect to all other matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

Votes Required

The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. This means that, if shareholders will be electing three directors, then the three nominees receiving the most votes will be elected. For the approval of all other matters, the affirmative vote of the greater of (i) a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote or (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting, is required.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Three Nominees as Class III Directors

Our Board of Directors is divided into three staggered classes for purposes of the election of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term. Our Amended and Restated Articles of Incorporation provide that the Board consist of between seven and eleven directors, as designated by the Board from time to time. Currently, the Board consists of nine directors.

At the Annual Meeting, the terms of three directors assigned to the third class are expiring. They are Eric H. Paulson, Cary L. Deacon and James G. Sippl. The Board has nominated Mr. Paulson and Mr. Deacon to be re-elected as Class III directors at the Annual Meeting. The Board has guidelines with respect to the maximum number of terms an independent director should serve and has determined that Mr. Sippl, who has been a director for fifteen years, is ineligible for re-election under the guidelines. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Kathleen P. Iverson for election as a Class III director at the Annual Meeting. If so elected, these directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2011, subject to prior retirement, resignation, death or removal from office.

All other directors will continue in office following this Annual Meeting. Ms. Hopp and Messrs. St. Marie and Snow are assigned to the first class with their terms expiring at the annual meeting of shareholders held in 2009, and Messrs. Benson, Gentz and Weyl are assigned to the second class with their terms expiring at the annual meeting of shareholders held in 2010.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors. Detailed information on the nominees and directors is provided below.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL NO. 2 — Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm and audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2009 (“FY 2009”). Although shareholder ratification of this selection is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although it will not be required to select a different independent registered public accounting firm for the Company for the current fiscal year.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005.

Additional information can be found in “Report of the Audit Committee” on page 11 and in “Audit and Non-Audit Fees” on page 13. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected
Other Information Concerning Nominees and Directors

NOMINEES FOR DIRECTOR — Terms to Expire at Annual Meeting in 2011 (Class III)

Eric H. Paulson Age: 63 Director Since: 1991 Chairman of the Board	Mr. Paulson is our founder and Chairman. He retired from employment with the Company on March 31, 2007. He was our Chief Executive Officer since our inception in 1983 until January 2007. Until August 2005 he was also President. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution Companies, a distributor of records and tapes. Mr. Paulson has been a director since 1983 except for the period January 1990 through October 1991 when Navarre was owned by Live Entertainment, Inc.

Cary L. Deacon Age: 56 Director Since: 2007	Mr. Deacon has been our President and Chief Executive Officer since January 2007, and was President and Chief Operating Officer from August 2006 until that time. Previously, he was our Chief Operating Officer, Publishing and Corporate Relations Officer since joining the Company in September 2002. From September 2001 to August 2002, Mr. Deacon served as President and Chief Executive Officer of NetRadio Corporation, a media company. From July 2000 to August 2001, he served as President, Chief Operating Officer and as a member of the Board of Directors of SkyMall, Inc., an integrated specialty retailer. He served as a director, and member of the audit and nominating committees, of Raindance Communications, Inc. from March 2003 until its sale to West Corporation in April 2006.

Kathleen P. Iverson Age: 52 New Nominee	Ms. Iverson has been the President and Chief Executive Officer of CyberOptics Corporation (Nadaq:CYBE), a manufacturer of optical process control sensors and measurement and inspection systems used in the electronics assembly equipment market and in the semiconductor industry, since January 2003. She joined CyberOptics Corporation in January 2002 as its President and Chief Operating Officer. Previously, she was employed by Rosemount, Inc., a multinational manufacturer of high-performance instrumentation for the processing industries and a subsidiary of Emerson Electric Co. (NYSE:EMR), from 1979 through December 2001, and held various finance and leadership positions, including Vice President/General Manager, Complete Point Solutions, and Vice President/General Manager, Worldwide Temperature. Ms. Iverson is also a Director of CyberOptics Corporation and has served in such capacity since May 1998.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2009 (Class I)

Deborah L. Hopp Age: 55 Director Since: 2006 Current Board Committees: Compensation Committee Governance and Nominating Committee	Ms. Hopp has been the Vice President for Publishing of MSP Communications, Inc. since 1998 and is Publisher of its monthly periodical, Mpls. St. Paul Magazine. MSP Communications also provides custom publishing services to over 16 local and national companies. Prior to joining MSP Communications, Ms. Hopp held various publishing positions with other publications. She serves as a board member of numerous not-for-profit and for-profit organizations including the United Way, the Minnesota Orchestral Association, the Walker Art Center, the University of Minnesota Foundation, Minneapolis Downtown Council, Bachman’s Inc. and Minnesota Women’s Campaign Fund.

Richard Gary St. Marie Age: 68 Director Since: 2005 Current Board Committees: Compensation Committee Governance and Nominating Committee	Mr. St. Marie has been the Chairman/Owner of St. Marie’s Gopher News Company, the premiere distributor of magazines and books in the Upper Midwest, since January 1991. He served as President of St. Marie’s Gopher News Company from January 1976 until December 1996. Mr. St. Marie is also currently President of Pioneer Private Aviation-DE and has served in that position since June 1986. Mr. St. Marie has previously served as a board member of several not-for-profit and for-profit organizations including the Kidney Foundation of the Upper Midwest, Boys and Girls Club of Minneapolis, the Affinity Group, Young America, Minnesota Heart Association, and Wells Fargo Bank, Minnesota (Advisory).LLP.

Michael L. Snow Age: 57 Director Since: 1995 Current Board Committees: Compensation Committee Governance and Nominating Committee	Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, LLP, which he joined in 1976. He has served as a director, officer or founder in numerous public and private corporations including Osmonics, Inc., Innuity, Inc. and ValueVision International, Inc. (now ValueVision Media, Inc.). He currently serves as a director of Miller Milling Company, the largest durum miller in the United States. Mr. Snow is also a trustee of The Minneapolis Institute of Arts.

CONTINUING DIRECTORS — Terms to Expire at the Annual Meeting in 2010 (Class II)

Keith A. Benson Age: 64 Director Since: 2003 Current Board Committees: Audit Committee (Chair) Governance and Nominating Committee	Until 2002, Mr. Benson was employed in the retailing industry, including over 20 years at The Musicland Group, Inc., and is now retired. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and Chief Financial Officer. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation).

Timothy R. Gentz Age: 58 Director Since: 2004 Current Board Committees: Audit Committee Governance and Nominating Committee (Chair)	Since January 2005, Mr. Gentz has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the Chief Operating Officer of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the Chief Operating Officer and Chief Financial Officer for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical, Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies.

Tom F. Weyl Age: 65 Director Since: 2001 Current Board Committees: Compensation Committee (Chair) Governance and Nominating Committee	Mr. Weyl is retired from Martin/Williams Advertising, a national advertising agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He served as a director/organizer of the Royal Palm Bank of Naples, Florida until February 2007. Mr. Weyl also served as a director of Musicland Stores Corporation from 1992 until its acquisition by Best Buy Co., Inc. in February 2001.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Independent Directors

Our Board of Directors has determined that each of Ms. Hopp and Messrs. Benson, Gentz, St. Marie, Sippl, Snow and Weyl are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules. The Board has also determined that, if elected, Ms. Iverson would meet the qualifications for “independence.”

Independent Directors Meetings

Our Board of Directors formally adopted a policy of establishing an independent directors’ meeting, with only independent directors being present, for not less than two regular meetings each fiscal year.

Board Committees

Our Board of Directors has established Audit, Compensation, and Governance and Nominating Committees. Additional information about certain committees can be found in “Report of the Audit Committee” on page 11 and “Compensation Discussion and Analysis” on page 15.

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee during FY2008 were Keith A. Benson (Chair), James G. Sippl and Timothy R. Gentz. Our Board of Directors has determined that all members of the Audit Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board has determined that Keith A. Benson is qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Board has also determined that, if elected, Ms. Iverson would be eligible to serve on the Audit Committee.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our directors. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee during FY2008 were Tom F. Weyl (Chair), Deborah L. Hopp, Richard Gary St. Marie and Michael L. Snow. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in Securities and Exchange Commission (“SEC”) Rule 16b-3.

Governance and Nominating Committee

The Governance and Nominating Committee (i) reviews and makes recommendations with respect to changes in our core principals of corporate governance; (ii) reviews and makes recommendations with respect to senior executive succession; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; and (v) conducts an annual formal evaluation of Board operations and performance. The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service to us, including the number of meetings attended, level of participation, and whether the director continues to meet the applicable independence standards. In the case of any new director candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. The members of the Governance and Nominating Committee during FY2008 were Timothy R. Gentz (Chair), Keith A. Benson, Deborah L. Hopp, Michael L. Snow, James G. Sippl, Richard Gary St. Marie and Tom F. Weyl. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules.

Lead Independent Director

The Chair of the Governance and Nominating Committee functions as a “lead independent director” for the Board. During FY2008, Mr. Gentz was the Chair of the Governance and Nominating Committee. Mr. Gentz called meetings of the independent directors as needed; set the agenda for meetings of the independent directors; presided at meetings of the independent directors; was the principal liaison on Board issues between the independent directors and the Chairman and between the independent directors and management; provided feedback to the Chairman and management on the quality, quantity and timeliness of information sent to the Board; consulted with the Compensation Committee on the evaluation of the CEO’s performance; attended Compensation Committee meetings as a representative of all independent directors as needed; and oversaw the directors’ evaluation of the Board’s overall performance.

Meeting Attendance

During FY2008, our Board of Directors held five regular meetings and four telephonic meetings. The Audit Committee held five regular meetings. The Compensation Committee held two regular meetings and five telephonic meetings. The Governance and Nominating Committee held two regular meetings. Most of the directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 90% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs and held two separate multiple day retreats to discuss strategic planning. The Board of Directors does not have a formal policy on the attendance of directors at the annual meetings of shareholders but all directors are encouraged to attend. Ms. Hopp and Messrs. Benson, Deacon, Gentz, Paulson, St. Marie, Sippl, and Weyl attended the annual meeting of shareholders held in September 2007.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code and reviewing and updating the Code. The Audit Committee reviewed the Code in FY2008 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2008.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Business Conduct and Ethics, are available on the Company’s website at www.navarre.com and may be found by selecting the “Investors” section and then clicking on “Corporate Governance”. Written copies may be obtained by any shareholder by submitting a written request to: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter and Code of Business Conduct and Ethics require that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large stockholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Business Conduct and Ethics and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire. During FY2008, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions.

Stock Ownership Guidelines

In July 2005, the Board of Directors adopted Company stock ownership guidelines for Company officers and directors as follows: Chief Executive Officer, five times base salary; other Executive Officers, three times base salary; other officers, one times base salary; and Non-employee Directors, five times the annual retainer. The officers and directors are encouraged and expected to meet the stock ownership goals within five years of the later of July 2005 or the date of beginning service with the Company. Failure to meet the goals will be a factor to be considered when making compensation and bonus decisions. The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but intend to consider, among other qualifications, the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. The Governance and Nominating Committee has retained a third-party search firm to assist in identifying potential new candidates. New candidates are interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board approves the final nominations. An approved candidate must consent to and pass a background investigation prior to receiving a formal invitation to become a nominee of the Board of Directors. Ms. Iverson was among potential candidates identified by the search firm, and her nomination was determined through the foregoing process.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications including a consent for a background investigation. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation in time to perform an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider any qualified candidate and make its recommendation to the Board of Directors.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Company if so elected and consent for a background investigation. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness, the Company’s General Counsel and Secretary, at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board or Committee, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are Company employees do not receive compensation for their services as directors. During FY2008, non-employee directors each received a base annual retainer of $24,000, paid in monthly installments, and cash compensation of $1,000 for each board and committee meeting attended. The chairperson of the Audit Committee received an additional annual fee of $5,000, the chairpersons of the Compensation Committee and the Governance and Nominating Committee each received an additional annual fee of $3,000 and the Chairman of the Board received an additional annual fee of $15,000. In addition, directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings. The Compensation Committee reviewed the cash compensation of non-employee directors in FY2008 and determined to eliminate meeting fees, and commensurately increase the base annual retainer to $36,000, effective for FY2009 beginning April 1, 2008. The Committee believes that this change provides simplification and transparency to director compensation without increasing overall cash compensation.

Equity Compensation

Non-employee directors also receive equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the Company’s Amended and Restated 2004 Stock Plan (the “2004

Stock Plan”), which has been approved by the shareholders. Currently, each new director who is not an employee receives, at the beginning of the first term of service, an initial non-qualified stock option grant covering 20,000 shares of our Common Stock exercisable at fair market value on the day of grant. Thereafter, each non-employee director receives an annual grant on April 1 of each year, of a non-qualified stock option to purchase 6,000 shares of our Common Stock exercisable at the fair market value on the day of the grant. The initial and annual director stock option grants vest one-third per year beginning one year from the grant date and expire ten years from the grant date. Pursuant to these provisions, in FY2008, Ms. Hopp and Messrs. Benson, Gentz, Paulson, St. Marie, Sippl, Snow, and Weyl each received an annual grant on April 1, 2007 at an exercise price of $3.75 per share. Charles E. Cheney, who was a director of the Company until the annual meeting of shareholders held on September 13, 2007, also received this annual grant. As an exception to the foregoing, the 2004 Stock Plan provides that any non-employee director, who is ineligible to stand for re-election because of the Board’s mandatory retirement policy based on age, will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. In FY2008, this provision was not applicable to any directors.

The following table shows compensation information for our non-employee directors for FY2008.

DIRECTOR COMPENSATION FOR FY2008

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Total

Keith A. Benson	$44,000	—	$11,937	$55,937
Charles E. Cheney(4)	$12,000	—	$186	$12,186
Timothy R. Gentz	$41,000	—	$9,793	$50,793
Deborah L. Hopp	$40,000	—	$21,045	$61,045
Eric H. Paulson	$47,000	—	$4,366	$51,366
Richard Gary St. Marie	$40,000	—	$9,793	$49,793
James G. Sippl	$39,000	—	$20,418	$59,418
Michael L. Snow	$39,000	—	$20,418	$59,418
Tom F. Weyl	$44,000	—	$20,418	$64,418

(1)	Mr. Deacon is not included in this table because he is an employee of the Company and received no compensation in FY2008 for his services as a director.

(2)	No director was eligible for restricted stock awards in FY2008.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 22 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, but disregarding the estimate of forfeitures for service-based vesting conditions.

As of March 31, 2008, each of the non-employee directors had outstanding stock options covering the following total amount of shares of our Common Stock: Mr. Benson, 67,600 shares; Mr. Cheney, 12,000 shares; Mr. Gentz, 74,000 shares; Ms. Hopp, 26,000 shares; Mr. Paulson, 6,000 shares; Mr. St. Marie, 62,000 shares; Mr. Sippl, 60,000 shares; Mr. Snow, 80,000 shares; and Mr. Weyl, 80,000 shares.

(4)	Mr. Cheney’s final term as a director ended on September 13, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2008, our members were Messrs. Benson

(Chair), Gentz and Sippl. Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter was attached to the proxy statement for the annual meeting of shareholders held on September 13, 2004 and can also be found on the Company’s website at www.navarre.com. No changes to the charter were made in FY2008.

We held five regular meetings during FY2008. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP, and we hold an executive session with Grant Thornton LLP at each meeting without management present. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2008, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for FY2009.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Keith A. Benson, Chair	Timothy R. Gentz	James G. Sippl

AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for FY2008 and FY2007 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2008	FY 2007

Audit Fees(1)	$296,773	$339,155
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees Billed	$296,773	$339,155

(1)	“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2008 and 2007, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)	“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2008 and 2007 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2008 and FY2007.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2008 and FY2007.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. There were no fees for this category in FY2008 and FY2007.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2008, all services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee also determined that all services performed by Grant Thornton LLP over and above the external audit were compatible with Grant Thornton LLP’s ability to maintain its independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 17, 2008 (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director, nominee and executive officer is 7400 49th Avenue North, New Hope, Minnesota 55428. Percentage computations are based on 36,237,486 shares of our Common Stock outstanding as of July 17, 2008.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock issuable upon the exercise of options exercisable within 60 days of July 17, 2008 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, Nominees and Executive Officers	Shares		Percent

Eric H. Paulson	1,697,788	(1)(2)	4.68%
Keith A. Benson	87,800	(1)	*
Timothy R. Gentz	97,360	(1)	*
Deborah L. Hopp	13,666	(1)	*
Kathleen P. Iverson	—		—
Richard Gary St. Marie	76,000	(1)	*
James G. Sippl	94,000	(1)(3)	*
Michael L. Snow	101,600	(1)(4)	*
Tom F. Weyl	100,000	(1)	*
Brian M. T. Burke	186,980	(1)(5)	*
Cary L. Deacon	491,382	(1)	1.34%
Gen Fukunaga	998,976	(1)(6)	2.74%
J. Reid Porter	271,955	(1)	*
John Turner	107,985	(1)(7)	*
All current directors, nominees and executive officers (14 persons)	4,325,492	(1)(8)	11.49%

5% Shareholders
DDEC, Ltd. and C. Daniel Cocanougher	1,897,793	(9)	5.24%
6851 NE Loop 820, Suite 110 North Richland Hills, TX 76180
Tracer Capital Management L.P.	2,349,023	(10)	6.48%
540 Madison Avenue, 33rd Floor New York, NY 10022

*	Indicates ownership of less than one percent.

(1)	Includes shares of Common Stock issuable upon exercise of outstanding options exercisable within sixty days of July 17, 2008 in the following amounts: Eric. H. Paulson — 2,000 shares; Keith A. Benson — 60,400 shares; Timothy R. Gentz — 68,000 shares; Deborah L. Hopp — 8,666 shares; Richard Gary St. Marie — 56,000; James G. Sippl — 54,000 shares; Michael L. Snow — 74,000 shares; Tom F. Weyl — 74,000 shares; Brian M.T. Burke — 150,000 shares; Cary L. Deacon — 310,000 shares; Gen Fukunaga —

253,333; J. Reid Porter — 181,666; John Turner — 100,500 shares and all directors, nominees and executive officers as a group — 1,392,565 shares.

(2)	Includes 292,262 shares owned by Mr. Paulson that are held in two margin accounts.

(3)	Includes 30,000 shares owned by Mr. Sippl that have been pledged as collateral for a loan.

(4)	Includes 16,800 shares owned by Mr. Snow’s spouse of which Mr. Snow may be deemed to have shared voting and dispositive power.

(5)	Includes 415 shares owned by Mr. Burke’s spouse of which Mr. Burke may be deemed to have shared voting and dispositive power.

(6)	Includes 18,648 shares owned by Mr. Fukunaga’s spouse of which Mr. Fukunaga may be deemed to have shared voting and dispositive power.

(7)	Includes 670 shares owned by Mr. Turner’s spouse of which Mr. Turner may be deemed to have shared voting and dispositive power.

(8)	Includes 33,533 shares owned indirectly by spouses of all directors, nominees and executive officers as a group of which the respective director or executive officer may be deemed to have shared voting and dispositive power.

(9)	Based on information provided in a Schedule 13G, dated May 8, 2008, filed with the Securities and Exchange Commission by DDEC, Ltd., a partnership, and C. Daniel Cocanougher, individually and as the managing member of DDEC Management, LLC which is the managing partner of DDEC, Ltd. They report that as of April 22, 2008, DDEC, Ltd. had sole voting and dispositive power of 875,000 shares, Mr. Cocanougher had sole voting and dispositive power of 1,022,793 shares and shared voting and dispositive power of 1,897,793 shares.

(10)	Based on information provided in a Schedule 13G, dated February 14, 2008, filed with the Securities and Exchange Commission by Tracer Capital Management L.P., (“Tracer”), an investment adviser, and Riley McCormack and Matt Hastings, sole limited partners of Tracer. They report that as of December 31, 2007, the reporting persons had shared voting and dispositive power of 2,349,023 shares.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our: (i) Chief Executive Officer (“CEO”) (our principal executive officer) during FY2008; (ii) Chief Financial Officer (“CFO”) (our principal financial officer) during FY2008; and (iii) the three other most highly compensated executive officers that were serving as such at March 31, 2008 (collectively, the “Named Executive Officers”).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the “Executive Compensation Tables”, beginning on page 23, and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the total compensation and benefits awarded to, earned by, or paid to the Named Executive Officers during FY 2008 and FY 2007, as well as the plans in which such officers are eligible to participate.

Overview of Executive Compensation Program and Philosophy

We are committed to providing executive compensation that attracts, motivates and retains the best possible executive talent for the benefit of our shareholders, supports our business objectives, and aligns the interests of the executive officers with the long-term interests of our shareholders. We believe these objectives are achieved by:

•	Emphasizing performance-based pay through annual incentive opportunities that are based on the achievement of specific business objectives;

•	Ensuring that all of our compensation programs are competitive with the practices of other organizations in our industry.

•	Providing long-term incentive plans, primarily in the form of equity grants, to retain and incent those individuals with the leadership abilities necessary for increasing our long-term shareholder value.

These policies guide the Compensation Committee (the “Committee”) in seeking to design effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation. The Committee may also consider our business objectives, fiduciary and corporate responsibilities, competitive practices and trends, and regulatory requirements. Committee members for FY2008 were: Mr. Weyl (Chair); Ms. Hopp; Mr. St. Marie; and Mr. Snow.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to Company performance, such as profitability and revenue. The Committee balances each element of compensation to arrive at a total package that is competitive compared to national market data.

The Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs. The Committee also determines the compensation paid to the CEO and reviews and approves the compensation paid to other executive officers.

The Committee has engaged, and regularly consults with, independent compensation consultants regarding executive compensation levels and practices. Towers Perrin served as the Committee’s independent consultant during FY2008. Towers Perrin provides information to the Committee on all of the principal aspects of executive compensation, including base salaries and annual and long-term incentives. For FY2008, Towers Perrin advised the Committee specifically on: (i) executive short-term and long-term compensation levels respective to market data; (ii) valuation of outstanding performance-based stock units; (iii) equity grant competitive levels; and (iv) current compensation trends, including the shift away from stock option grants.

The independent compensation consultant generally attends at least one meeting of the Committee each year and also communicates with the Committee Chair outside of meetings several times a year. The independent compensation consultant reports to the Committee rather than to management, although the independent compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the Committee. The Committee is free to replace the independent compensation consultant or hire additional consultants at any time. The independent compensation consultant does not provide any other services to Navarre and receives compensation only with respect to the services provided to the Committee.

Depending on the topics to be discussed, Committee meetings may also be attended by the CEO, CFO, General Counsel, and Vice President of Human Resources. Management makes recommendations to the Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. For the CEO, the Committee normally discusses and determines pay with information from the independent compensation consultant and in an executive session without the CEO or other management present.

The Committee also regularly holds executive sessions that are not attended by any members of management or non-independent directors. The Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Committee has delegated to any two of the following — CEO, CFO, and General Counsel — the authority to grant long-term incentive awards to non-executive officers under guidelines set by the Committee. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The CEO’s role in the Compensation Committee process is oversight of all of management’s recommendations and reports to the Committee and/or Board of Directors. The CEO provides direct input to the Committee on such matters as the affordability and efficacy of various plan designs. In FY2008, the CEO recommended the granting of restricted stock along with stock options. The CEO may also make meeting scheduling or agenda topic recommendations and occasionally meets with Committee members and/or the independent compensation consultant outside of scheduled meetings to discuss current issues and recommendations. The Committee considers the CEO’s input, but makes its decisions independently.

Elements of Compensation

Our executive compensation is comprised primarily of the following elements: fixed cash compensation, in the form of base salary; and variable compensation, in the form of short-term incentive pay and long-term incentive pay. Long-term incentive compensation has consisted of equity grants, while short-term incentive compensation has been paid in cash. Although, the Committee has not set specific targets for the relative percentages of these elements, it strives for a balance that rewards the executives for the achievement of short-term (annual) goals while also focusing on the long-term revenue and profitability growth of the Company. Because the Committee believes that the CEO has a greater impact on the achievement of long-term growth, it has determined that variable compensation should constitute a greater percentage of his compensation when compared to the other Named Executive Officers. For FY2008 the relative percentages of these elements were as follows:

		Short-Term	Long-Term
	Base Salary	Incentive	Incentive
Named Executive Officer	Percentage(1)	Percentage(2)	Percentage(3)

Cary L. Deacon	43%	34%	23%
Brian M.T. Burke	51%	41%	8%
J. Reid Porter	60%	33%	7%
Gen Fukunaga	64%	32%	4%
John Turner	62%	34%	4%

(1)	Based on executive’s current base salary as discussed in “Base Salary Compensation” below.

(2)	Based on executive’s target incentive amount as discussed in “Annual Incentive Compensation” below.

(3)	Based on the Grant Date Fair Value as reported in the “Grants of Plan-Based Awards in FY2008” table on page 24.

Base Salary Compensation — Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities. The Committee annually reviews the base salaries of Navarre’s executive officers on the anniversary of the executive’s most recent promotion date. The CEO makes recommendations for changes to the base salaries of the other executive officers based on each executive’s individual performance and relevant market data.

The Committee’s goal is to set base salaries for each executive, including the CEO, at a level that reflects each individual’s performance and organizational impact and at a competitive level nationally. Differences in the amount of base salary between the Named Executive Officers reflect the Committee’s assessment of the differences in the scope of each executive’s responsibilities and contributions. National surveys from William M. Mercer, Watson Wyatt, and Towers Perrin are used to gauge competitiveness; however, the Committee has not set a specific target percentile for the base salaries paid to the Named Executive Officers. In addition, to further assess the competitiveness and reasonableness of the compensation for the CEO and CFO, the Committee reviewed information from the proxy statements of a broad group of public companies engaged in distributing, retailing or publishing entertainment and/or technology products. For FY2008, and the past several years, the group consisted of the following 17 companies:

4Kids Entertainment Inc.	Hastings Entertainment Inc.	ScanSource Inc.
Applied Digital Solutions Inc.	Ingram Micro Inc.	Take-Two Interactive Software Inc.
DreamWorks Animation Inc.	INX Inc.	Tech Data Corp.
Electronic Arts Inc.	MGM Mirage	TransWorld Entertainment Corp.
En Pointe Technologies Inc.	Movie Gallery Inc.	Wayside Technology Group.
Handleman Co.	Pomeroy IT Solutions Inc.

In FY2008, this analysis resulted in base pay increases for the Named Executive Officers as follows:

	Base Salary	Base Salary	Percentage
Named Executive Officer	April 1, 2007	March 31, 2008	Increase

Cary L. Deacon(1)	$450,000	$475,000	5.6%
Brian M.T. Burke(2)	$280,000	$330,000	17.8%
J. Reid Porter	$315,000	$330,000	4.8%
Gen Fukunaga	$350,000	$350,000	0%
John Turner	$240,000	$250,000	4.2%

(1)	Mr. Deacon’s compensation is discussed in “Compensation of Chief Executive Officer” below.

(2)	Mr. Burke received an increase in connection with his promotion in November 2007 from President, Navarre Distribution Services to Chief Operating Officer of the Company.

Annual Incentive Compensation — Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals. Executive officers and other management employees selected by the Committee participate in the Company’s Annual Management Incentive Plan. The FY2008 target amounts approved by the Committee under the Annual Management Incentive Plan (shown in the table below) were intended to provide annual cash compensation (i.e., base salary plus annual incentive) approximating the median of the cash compensation offered to executive officers in similar positions as shown by the William M. Mercer, Watson Wyatt, and Towers Perrin national survey data, provided that the Company’s goals were met. The potential payouts, shown in the table below, for Messrs. Deacon, Porter and Burke fall slightly below the market data median, and for Messrs. Fukunaga and Turner fall slightly above the market data median.

For FY2008, the Annual Management Incentive Plan performance measures for the Named Executive Officers were based on budgeted consolidated and/or subsidiary operating income, consolidated and/or subsidiary sales, and individual objectives as follows:

CEO/COO/CFO:	60% consolidated operating income, 20% consolidated sales, and 20% individual objectives
Subsidiary President:	20% consolidated operating income, 40% subsidiary operating income, 20% subsidiary sales, and 20% individual objectives
SVP:	60% consolidated operating income, 20% consolidated sales, and 20% individual objectives

The Committee selected the following financial objectives for FY2008: target consolidated operating income of $24 million and consolidated net sales of $698 million (established prior to, and not adjusted for, divestiture of the music business), and for Mr. Fukunaga, who is a subsidiary president, subsidiary operating income of $10 million and subsidiary consolidated net sales of $62 million. The Committee believes that income and sales performance criteria are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. Other than discretionary awards, as discussed below, no bonuses are earned if consolidated operating income, as determined by the Committee, is below $19.2 million (80% of target). If consolidated operating income exceeds the target, a participant’s earned bonus is increased by the same percentage; however, bonus payments under the Plan are capped at 150% of base salary. The Committee also approved a maximum discretionary pool of $500,000. The Committee may determine, in its discretion, to reward participants with exemplary performance during the fiscal year out of the discretionary pool whether or not the Company’s financial objectives are achieved. The Committee also reserved the right to change, suspend, or discontinue the Annual Management Incentive Plan at any time without prior notice to participants.

Each participant has specific individual objectives which account for a maximum of 20% of the total incentive payout. The individual objectives for the Named Executive Officers are generally tied to business strategy. For FY2008, the individual objectives for the CEO encompassed executive succession planning, Company strategic planning, Board communications and internal controls. The individual objectives for the other Named Executive Officers included: ERP system implementation (Messrs. Burke, Porter and Turner); operational improvements (Messrs. Burke and Turner); succession planning (Messrs. Burke and Fukunaga); financial controls and compliance and divesting non-performing assets (Mr. Porter); new product licenses and digital rights acquisitions (Mr. Fukunaga); and warehouse efficiency (Mr. Turner).

At the time the annual financial objectives were determined, the Committee believed them to be arduous but obtainable. However, since the consolidated operating income threshold was not met, bonuses were not earned under the annual incentive plan pool regardless of actual results on other objectives. The Committee did approve a payout of $250,000, or 50%, of the discretionary pool to certain individual participants based solely on each such participant’s individual performance. No discretionary awards were made to the Named Executive Officers.

For the Named Executive Officers, the following target annual incentive plan amounts were possible for FY2008:

	FY08 Target	FY08 Target	Actual Paid	Actual Paid
Named Executive Officer	% of Salary	$	% of Target	$

Cary L. Deacon	80%	$380,000	0%	$0
Brian M.T. Burke	80%	$264,000	0%	$0
J. Reid Porter	55%	$181,500	0%	$0
Gen Fukunaga	50%	$175,000	0%	$0
John Turner	55%	$137,500	0%	$0

For FY2009, the Committee has determined that the features of the Annual Management Incentive Plan will remain the same as described above and has set the target consolidated operating income objective at $20 million, with a threshold of $16 million, and the target consolidated net sales objective at $664 million. The Committee believes these objectives, although lower than the FY2008 goals, are appropriate and still challenging under current economic conditions.

Long-Term Incentive Compensation — Long-term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. We encourage executive stock ownership through ownership guidelines. Stock ownership is reviewed by the Committee on an annual basis for progress in meeting these guidelines.

We target the value of our equity awards to the median of similar awards offered to executive officers in comparable positions as shown by the William M. Mercer, Watson Wyatt, and Towers Perrin national survey data. We believe this strategy encourages decisions and behaviors that will increase long-term shareholder value and allows us to attract and retain key management talent by providing competitive incentive opportunities. In FY2008, the Committee determined to provide a portion of the annual equity grant, approximating one half of the total grant value, in the form of restricted stock units, at a ratio of one restricted stock unit for two stock options. Because a majority of the Company’s outstanding stock options are out-of-the-money, the Committee determined that the restricted stock units would provide greater retention incentive to employees at this time. In addition, the grant of restricted stock units consumes fewer shares under the Company’s shareholder authorized stock plan and has been determined by the Committee to be consistent with the compensation trends reported by the Committee’s compensation consultant. The nonqualified stock option awards vest over three years with a ten year termination period. The restricted stock units also vest over three years. Upon vesting, participants, who are still employed by the Company, will receive one unrestricted share of Common Stock for each vested restricted stock unit.

The number of shares of our Common Stock that can be acquired by the Named Executive Officers upon the vesting of grants made in FY2008 is 229,000 shares, apportioned as follows: Cary L. Deacon, 150,000 shares; Brian M.T. Burke, 36,250 shares; J. Reid Porter, 22,500 shares; Gen Fukunaga, 11,250 shares; and John Turner, 9,000 shares. The value of these awards, for Mr. Deacon, falls significantly below the market data median and, for Messrs. Burke, Porter, Fukunaga and Turner, falls at the market data median. The value of the equity grants in FY2008 was impacted by the Company’s low stock price during the fiscal year. With respect to Mr. Deacon, the Committee did not feel it was appropriate at this time to significantly increase the number of shares granted to provide awards closer to the median of the market data. The number of shares of our Common Stock that can be acquired by all other employees upon the vesting of grants made in FY2008 is 277,000 shares.

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day as, or prior to, the grant date. Annual grants are normally discussed and granted in scheduled meetings taking place in September and/or October and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of 2nd Quarter financial results.

Under discretion delegated by the Committee, management awarded stock options covering 88,000 shares (included in the 277,000 shares recited above) to employees (other than executive officers) as part of a new hire offer, promotion or reward/incentive for significant achievement. Grants made outside of the annual grant are effective as of the date of approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular session trading or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Benefits and Executive Perquisites

In FY2008, the Named Executive Officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays.

In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over three years. The matching contribution for the 401(k) Plan is 100% of the contribution up to 2% of base pay. This was calculated and paid in April 2008 for the entire 2007 calendar year. The 401(k) match and the incremental value of benefits provided to the Named Executive Officers under this program are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 23. We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

The main objectives of our benefits program is to give our employees access to quality healthcare, insurance protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for workforce mobility.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated at the time of an executive’s initial recruitment or promotion to a new position. Currently, these are a golf club membership for Mr. Deacon and life insurance policy premiums for Mr. Deacon and Mr. Porter. The dollar value of these perquisites are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 23.

Compensation of Chief Executive Officer

Management does not provide a recommendation to the Committee regarding an annual adjustment in the CEO’s base salary. In January 2007, the Committee provided an annual performance evaluation for Mr. Deacon after seeking input from the Board members on the CEO’s performance over the past year. The Committee considered the achievement of Company goals as well as the CEO’s effectiveness, leadership, expertise and decision-making. The Committee also reviewed the CEO’s compensation in comparison to the survey data provided by the Committee’s independent compensation consultant. The Committee approved an increase of 5.6% in Mr. Deacon’s base salary to $475,000 because Mr. Deacon has demonstrated strong leadership in his first year as CEO. The Committee noted that Mr. Deacon made appropriate leadership appointments at the Company and its subsidiaries, completed the divestiture of the Company’s music division, and initiated viable strategies to improve the Company’s future financial performance. Although his new base salary still falls below the competitive median market data, the Committee believes that Mr. Deacon’s base salary appropriately reflects his one year tenure and experience as CEO at this time.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of the Named Executive Officers, the terms of which are described beginning on page 27 under “Executive Severance and Change in Control Agreements.” The Committee believes that severance arrangements promote the stability of the Company by assuring executives that they will receive severance benefits in the event the Company were to take certain actions resulting in a termination of their employment for reasons other than cause and establishing the rights and obligations of both the Company and the executive after the employment relationship ends. In addition, reasonable severance arrangements offer a competitive benefit and aid in retention of the services of valuable executives. A description of how “Cause,” “Without Cause” and for “Good Reason” (i.e. constructive termination) are defined in the employment agreements is set forth on page 27.

In March 2008, the Committee authorized amendments to the employment and severance agreements for Mr. Deacon and Mr. Porter and replacement severance agreements for Mr. Burke and Mr. Turner as well as other long term executives. The amendments and new agreements were entered into, in part, to comply with the deferred compensation requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, this resulted from either delaying severance payments for a period of six months from termination or structuring the severance payments to fall outside of the Code definition of deferred compensation. In addition, the amendments for Mr. Deacon and Mr. Porter provide increased severance benefits if employment is terminated involuntarily by the Company Without Cause, or is constructively terminated due to adverse Company actions, within one year after a change in control transaction. The Committee believes it is beneficial to the Company to diminish any potential distraction of the executives by the personal uncertainties and risks created by a change in control transaction. By offering these amendments, the Committee believes the executives will be encouraged to give their undivided attention to the evaluation and completion of any possible change in control transaction and to facilitate an orderly transition thereafter.

The new agreements for Mr. Burke and Mr. Turner replace agreements entered into in 2001. In addition to complying with Section 409A, the new agreements provide for certain benefits if the executive’s employment is terminated involuntarily by the Company without cause, or is constructively terminated due to Company actions, whether or not a change in control transaction has occurred. The Committee believes that like the existing agreements for Mr. Deacon and Mr. Porter, these new agreements benefit the Company by providing certainty about the consequences following termination of employment and require a release of any claims prior to the payment of any severance.

The Committee believes that the amount of severance offered to the Named Executive Officers is not excessive and that the trigger for severance payments, which in all cases is involuntarily termination by the Company Without Cause or constructive termination due to adverse Company actions, is appropriate and in the best interests of the shareholders. Further, the Committee believes that the differences in the amount of severance offered among the Named Executive Officers are justified by the scope of each executive’s responsibilities and contributions.

Accounting and Tax Considerations

We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above our targeted affordability level. As a further example, in determining to grant restricted stock units in addition to stock options, we considered the accounting impact and tried to keep the overall compensation cost generally the same.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Code also imposes additional significant individual taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we structure equity awards and executive employment agreements in a manner intended to comply with the applicable Section 409A requirements.

Section 162(m) of the Code prohibits the Company from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We believe that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Navarre specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for FY2008. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our Proxy Statement for our 2008 Annual Meeting of Stockholders.

This report is submitted by the Committee:

Tom F. Weyl (Chair)
Deborah L. Hopp
Richard Gary St. Marie
Michael L. Snow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, no member of our Compensation Committee is an executive officer of another entity where any of our executives serve on the other entity’s compensation committee.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive	All
			Stock	Option	Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Cary L. Deacon,	FY2008	$453,846	$134,029	$323,534	$0	$26,878	$938,287
President and CEO	FY2007	377,885	56,675	122,456	120,000	10,255	687,271
and Director(5)
Brian M.T. Burke,	FY2008	$295,385	$7,914	$29,395	$0	$4,500	$337,194
Chief Operating	FY2007	280,000	6,840	17,999	51,499	4,400	360,738
Officer(6)
J. Reid Porter,	FY2008	$315,692	$10,699	$22,973	$0	$7,842	$357,206
Executive Vice	FY2007	304,038	8,550	8,164	72,526	6,907	400,185
President and CFO
Gen Fukunaga,	FY2008	$350,000	$6,204	$11,486	$0	$4,500	$372,190
CEO and President,	FY2007	350,000	5,130	4,082	52,080	4,400	415,692
FUNimation
John Turner,	FY2008	$241,154	$5,989	$19,353	$0	$4,500	$270,996
Sr. Vice President,	FY2007	235,000	5,130	15,511	40,102	4,400	300,143
Global Logistics

(1)	We determine the fair value of stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts in this column represent compensation costs recognized by us during FY2008 and FY2007, respectively, for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment — Revised 2004 (“FAS 123R”), based on the valuation of outstanding stock awards utilizing the assumptions discussed in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, but disregarding any estimate of service-based forfeitures.

(2)	Amounts represent compensation costs recognized by us during FY2008 and FY2007, respectively, for financial statement reporting purposes under FAS 123R, based on the valuation of outstanding option awards utilizing assumptions discussed in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, but disregarding any estimate of service-based forfeitures.

(3)	The amounts in this column represent the annual incentive paid under our Annual Management Incentive Plan as discussed in “Compensation Discussion and Analysis” on page 18. The amounts listed for FY2007 were earned for FY2007 although paid after the end of the 2007 fiscal year. No awards were earned for FY2008.

(4)	The All Other Compensation column consists of the following:

	401(k) Match		Life Insurance		Club Dues
	FY2008	FY2007	FY2008	FY2007	FY2008	FY2007

Cary L. Deacon	$4,500	$4,400	$12,217	—	$10,161	$5,855
Brian M.T. Burke	$4,500	$4,400	—	—	—	—
J. Reid Porter	$4,500	$4,400	$3,342	$2,507	—	—
Gen Fukunaga	$4,500	$4,400	—	—	—	—
John Turner	$4,500	$4,400	—	—	—	—

(5)	Mr. Deacon was promoted from President and Chief Operating Officer to President and CEO on January 1, 2007. Mr. Deacon receives no additional compensation for his service as a director.

(6)	Mr. Burke was promoted from President, National Distribution Services to Chief Operating Officer on November 26, 2007.

GRANTS OF PLAN-BASED AWARDS IN FY 2008

						All		All
						Other		Other			Grant
						Stock		Option			Date
						Awards:		Awards:		Exercise	Fair
						Number of		Number of		or Base	Value of
						Shares of		Securities		Price of	Stock
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Stock or		Underlying		Option	and
	Grant	Approval	Threshold	Target	Maximum	Units		Options		Awards	Option
Name	Date(1)	Date(1)	($)	($)	($)	(#)		(#)		($/Sh)(3)	Awards

Cary L. Deacon	11/12/2007	11/6/2007	—	—	—	50,000	(4)	—		—	$120,500
	11/12/2007	11/6/2007	—	—	—	—		100,000	(5)	$2.41	$141,760
	—	—	0	$380,000	$712,500	—		—		—	—
Brian M.T. Burke	11/12/2007	11/6/2007	—	—	—	3,750	(4)	—		—	$9,038
	11/12/2007	11/6/2007	—	—	—	—		7,500	(5)	$2.41	$10,632
	11/30/2007	11/30/2007	—	—	—	—		25,000	(6)	$2.16	$35,440
	—	—	0	$264,000	495,000	—		—		—	—
J. Reid Porter	11/12/2007	11/6/2007	—	—	—	7,500	(4)	—		—	$18,075
	11/12/2007	11/6/2007	—	—	—	—		15,000	(5)	$2.41	$21,264
	—	—	0	$181,500	495,000	—		—		—	—
Gen Fukunaga	11/12/2007	11/6/2007	—	—	—	3,750	(4)	—		—	$9,038
	11/12/2007	11/6/2007	—	—	—	—		7,500	(5)	$2.41	$10,632
	—	—	0	$175,000	525,000	—		—		—	—
John Turner	11/12/2007	11/6/2007	—	—	—	3,000	(4)	—		—	$7,230
	11/12/2007	11/6/2007	—	—	—	—		6,000	(5)	$2.41	$8,506
	—	—	0	$137,500	375,000	—		—		—	—

(1)	The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in the fall to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)	Our Annual Management Incentive Plan is considered a “non-equity incentive plan.”

This column represents the range of awards under each plan that was possible for FY2008. The amounts that were actually earned by the Named Executive Officers in FY2008 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, and, in each case, the amounts earned were $0. For FY2008, each Named Executive’s Officer’s target award was established as a percentage of base salary. The target award percentages, objectives and other details are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis” on page 18.

(3)	Under the terms of the 2004 Stock Plan, as amended and approved by shareholders on September 15, 2005, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular trading session or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. In FY2008, the exercise price listed in this column was greater than the closing market price for each grant date.

(4)	Restricted stock units were granted in FY2008 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis” on page 19.

(5)	Annual stock option grants to the Named Executive Officers under the 2004 Stock Plan.

(6)	In connection with his promotion to Chief Operating Officer, Mr. Burke’s negotiated compensation package included a grant under the 2004 Stock Plan of a non-qualified stock option covering 25,000 shares.

OUTSTANDING EQUITY AWARDS AT FY2008 FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
					Shares or	Shares	Units or	Units or
	Number of	Number of			Units of	or Units	Other	Other
	Securities	Securities			Stock	of Stock	Rights	Rights
	Underlying	Underlying			That	That	That	That
	Unexercised	Unexercised	Option	Option	Have	Have	Have	Have
	Options(#)	Options(#)	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable(1)	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Cary L. Deacon	25,000	0	$6.09	01/30/2010	—	—	—	—
	25,000	0	$17.39	11/24/2010	—	—	—	—
	150,000	0	$7.26	08/14/2015	—	—	—	—
	10,000	0	$4.59	10/25/2015	—	—	—	—
	100,000	200,000(2)	$4.95	11/01/2016	—	—	—	—
	—	100,000(3)	$2.41	11/11/2017	—	—	—	—
	—	—	—	—	46,667(4)	$82,134	—	—
	—	—	—	—	—	—	5,000(5)	$8,800
	—	—	—	—	50,000(6)	$88,000	—	—
Brian M.T. Burke	40,000	0	$1.73	02/06/2009	—	—	—	—
	25,000	0	$6.09	01/30/2010	—	—	—	—
	25,000	0	$17.39	11/24/2010	—	—	—	—
	50,000	0	$7.26	08/14/2015	—	—	—	—
	8,000	0	$4.59	10/25/2015	—	—	—	—
	5,000	10,000(2)	$4.95	11/01/2016	—	—	—	—
	—	7,500(3)	$2.41	11/11/2017	—	—	—	—
	—	25,000(7)	$2.16	11/29/2017	—	—	—	—
	—	—	—	—	—	—	4,000(5)	$7,040
	—	—	—	—	3,750(6)	$6,600	—	—
J. Reid Porter	175,000	0	$5.89	12/11/2015	—	—	—	—
	6,666	13,334(2)	$4.95	11/01/2016	—	—	—	—
	—	15,000(3)	$2.41	11/11/2017	—	—	—	—
	—	—	—	—	—	—	5,000(5)	$8,800
	—	—	—	—	7,500(6)	$13,200	—	—
Gen Fukunaga	250,000	0	$8.38	05/10/2015	—	—	—	—
	3,333	6,667(2)	$4.95	11/01/2016	—	—	—	—
	—	7,500(3)	$2.41	11/11/2017	—	—	—	—
	—	—	—	—	—	—	3,000(5)	$5,280
	—	—	—	—	3,750(6)	$6,600	—	—
John Turner	40,000	0	$1.73	02/06/2009	—	—	—	—
	25,000	0	$6.09	01/30/2010	—	—	—	—
	25,000	0	$17.39	11/24/2010	—	—	—	—
	7,500	0	$4.59	10/25/2015	—	—	—	—
	3,000	6,000(2)	$4.95	11/01/2016	—	—	—	—
	—	6,000(3)	$2.41	11/11/2017	—	—	—	—
	—	—	—	—	—	—	3,000(5)	$5,280
	—	—	—	—	3,000(6)	$5,280	—	—

(1)	On March 20, 2006, the vesting of all outstanding stock options with exercise prices equal to or greater than $4.50 per share were accelerated and became exercisable. However, as a condition to the acceleration, the Board required each Named Executive Officer to enter into a lock-up agreement which prohibits the sale, transfer or other disposition of the shares acquired upon any exercise of the accelerated stock options (other than sales to fund the exercise price or to satisfy minimum statutory withholding) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of employment with the Company.

(2)	Stock options granted November 2, 2006 with vesting in three equal annual installments on November 2, 2007, November 2, 2008 and November 2, 2009, conditioned on continued employment through those dates.

(3)	Stock options granted November 12, 2007 with vesting in three equal annual installments on November 12, 2008, November 12, 2009 and November 12, 2010, conditioned on continued employment through those dates.

(4)	Restricted stock award granted November 2, 2006 with restrictions on transfer lapsing in three annual installments of 23,333, 23,333 and 23,334 shares on November 2, 2007, 2008 and 2009, conditioned on continued employment through those dates, at which times said installments will no longer be subject to forfeiture.

(5)	Performance-based stock unit awards granted April 1, 2006, at target level. The awards will pay out from 0% to 150% of target level based on the relative performance of the Company’s total shareholder return to the total shareholder return of the Standard & Poor’s Small Cap 600 Index over a three year period ending March 31, 2009. No shares are earned below a relative performance of 25%; 100% of the target shares are earned for a relative performance of 50% and a maximum of 150% of the target shares are earned for a relative performance of 75%. These awards vest on March 31, 2009 if the specified performance conditions are met and the grantee remains employed with the Company through the settlement date of June 1, 2009.

(6)	Restricted stock unit awards granted November 12, 2007 with vesting in three equal annual installments on November 12, 2008, November 12, 2009 and November 12, 2010, conditioned on continued employment through those dates. One share of Common Stock will be issued for every restricted stock unit which vests.

(7)	Stock option granted November 30, 2007 with vesting in three equal annual installments on November 30, 2008, November 30, 2009 and November 30, 2010, conditioned on continued employment through those dates.

OPTION EXERCISES AND STOCK VESTED IN FY 2008

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise (#)	($)(1)	on Vesting (#)	($)(2)

Cary L. Deacon	—	—	23,333	$83,999
Brian M.T. Burke	8,800	$23,078	—	—
J. Reid Porter	—	—	—	—
Gen Fukunaga	—	—	—	—
John Turner	10,800	$27,425	—	—

(1)	Amounts reflect the difference between the exercise price of the option and either the closing price of our Common Stock on the exercise date, if the shares were held, or the actual proceeds from sales on the exercise date.

(2)	Amount determined using the closing price of our Common Stock on the vesting date.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

We have entered into employment and other agreements with certain executive officers to attract and retain talented executives. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” would be an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the Company’s principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii) a merger or other business combination of the Company, a liquidation or dissolution, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Cary L. Deacon Amended and Restated Employment Agreement

We entered into a written employment agreement with Mr. Deacon as our President and Chief Operating Officer on June 21, 2006, and amended and restated the agreement on December 28, 2006 in connection with Mr. Deacon’s promotion to President and Chief Executive Officer effective January 1, 2007. This agreement expires December 31, 2009; however, the initial term of the agreement automatically extends for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term. We amended the agreement on March 20, 2008, as described in “Severance and Change in Control Arrangements” in our “Compensation Discussion and Analysis” on page 21.

Pursuant to the agreement, Mr. Deacon is entitled to receive a minimum annual base salary of $450,000, subject to annual merit increases at the discretion of the Compensation Committee. His annual bonus target amount is 80% of his current base salary amount. Mr. Deacon is also entitled to reimbursement for reasonable business expenses, a $2.0 million life insurance policy (with annual premiums not to exceed $15,000), paid vacation, and participation in benefit plans on the same basis as other executive officers of the Company. In connection with his promotion, Mr. Deacon was granted: a non-qualified stock option covering 300,000 shares of Common Stock, vesting over three years, and an award of 70,000 restricted shares of Common Stock, with the restrictions lapsing over three years (the “Promotion Awards”). The scheduled vesting of these awards would accelerate upon the occurrence of a Change in Control Transaction, upon a termination of Mr. Deacon’s employment Without Cause, or upon Mr. Deacon’s termination of his employment for Good Reason.

The agreement requires that Mr. Deacon will (i) not compete with any material portion of the Company’s business activities during his employment and for up to 18 months following termination of his employment; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

The agreement provides for certain severance payments if Mr. Deacon’s employment is terminated Without Cause or by Mr. Deacon for Good Reason. Severance payments include: (i) an amount equal to his then-current base salary through the end of the agreement or two years, whichever is greater; (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years, multiplied by a factor of two; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. Severance payments will be paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. If applicable, severance payments will be offset by any income protection benefits payable during the first 24 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments for a qualifying termination within 12 months following a Change in Control Transaction are increased to three times base salary and three times the average amount of bonus earned and paid with respect to the preceding three years. Prior to the recent amendment, there was no difference in the amount of severance for a termination following a “Change in Control Transaction.” In addition, Mr. Deacon would be entitled to continue to receive medical, dental and life insurance benefits at Company expense for a period of 18 months following a qualifying termination. Severance payments also require a written release of all claims.

J.	Reid Porter Executive Severance Agreement

On December 23, 2005, we entered into an executive severance agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. On March 20, 2008, we amended and restated this agreement as described in “Severance and Change in Control Arrangements” in our “Compensation Discussion and Analysis” on page 21. The agreement provides for certain severance payments if Mr. Porter’s employment is terminated Without Cause or by Mr. Porter for Good Reason. Severance payments include: (i) an amount equal to his then-current base salary; and (ii) an amount equal to the average of his annual bonus earned and paid during the three prior fiscal years. Severance payments will be paid in a lump sum on the first day of the seventh month following the month in which the termination of employment occurred. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments for a qualifying termination within 12 months following a Change in Control Transaction are increased to two times base salary and two times the average amount of bonus earned and paid with respect to the preceding three years. Prior to the recent amendment, there was no difference in the amount of severance for a termination following a “Change in Control Transaction.”

The agreement requires that Mr. Porter will (i) not compete with any material portion of the Company’s business activities during his employment and for a period of two years thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment. Severance payments also require a written release of all claims.

Gen Fukunaga Employment Agreement

In 2005, we entered into an employment agreement with Mr. Fukunaga providing for his employment as Chief Executive Officer and President of FUNimation. Mr. Fukunaga was a founder of FUNimation, and this agreement was entered into in connection with our acquisition of all of the ownership interests of FUNimation. The agreement terminates on May 10, 2010 and provides for a base salary of at least $350,000 per year, subject to annual discretionary merit increases, and an annual bonus payment consistent with the Annual Management Incentive Plan. Pursuant to the agreement, Mr. Fukunaga received a stock option covering 250,000 shares of our Common Stock upon the closing of the acquisition on May 11, 2005. Mr. Fukunaga is also eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time.

The agreement provides Mr. Fukunaga with the ability to earn two performance-based bonuses in the event that certain financial targets are met by FUNimation during the fiscal years ending March 31, 2006-2010. Specifically, if the total EBIT (earnings before interest and tax) of FUNimation during the fiscal years ending March 31, 2006 through March 31, 2008 is in excess of $90.0 million in respect of such fiscal year, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $90.0 million; however, this bonus payment shall not exceed $5.0 million. Further, if the combined EBIT of FUNimation is in excess of $60.0 million during the period consisting of the fiscal years ending March 31, 2009 and 2010, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $60.0 million; however, this bonus payment shall not exceed $4.0 million. Mr. Fukunaga has not earned a bonus payment under this provision with respect to fiscal years 2006, 2007 or 2008.

The agreement provides for certain severance payments if Mr. Fukunaga’s employment is terminated Without Cause or by Mr. Fukunaga for Good Reason. Severance payments include: (i) continued payment of his current base salary for the lesser of the remaining term of his employment agreement or two years; (ii) an amount equal to his annual bonus earned during the prior fiscal year for the lesser of the remaining term of his employment agreement or two years; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. The Company may elect to make such payment in a lump sum. Severance payments to be made following termination do not include the performance-based bonuses payable in connection with meeting the EBIT targets discussed above. Severance payments require a written release of all claims.

The agreement requires that Mr. Fukunaga will (i) not compete with any material portion of the Company’s business activities during his employment and for a period of 18 months thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

Executive Severance Agreements for Brian M. T. Burke and John Turner

On March 20, 2008, the Company entered into Executive Severance Agreements with Mr. Burke and Mr. Turner as described in “Severance and Change in Control Arrangements” in our “Compensation Discussion and Analysis” on page 21. These agreements replaced and superseded existing change in control severance agreements with Mr. Burke and Mr. Turner which were entered into in 2001. These agreements provide for severance payments in the event that the executive’s employment is terminated Without Cause or by the executive for Good Reason, whether or not a Change in Control Transaction has occurred. Severance payments equal one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments are paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights. The agreements expire December 31, 2010; however, the initial term of each agreement automatically extends for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that a Change in Control Transaction has not occurred and the Named Executive Officer was terminated on March 31, 2008 Without Cause or terminated for Good Reason and illustrates the payments that the Named Executive Officers would be entitled to under the employment and severance agreements described above.

			Substitute
	Salary	Benefit	Incentive Plan
	Continuation	Premiums	Payments		Other		Total
Name	($)	($)	($)		($)		($)

Cary L. Deacon	$950,000	$20,005	$80,000	(1)	$673,064	(2)	$1,723,069
Brian M.T. Burke	$330,000	—	17,166	(3)	—		$347,166
J. Reid Porter	$330,000	—	$24,175	(4)	—		$354,175
Gen Fukunaga	$700,000	—	$0	(5)	—		$700,000
John Turner	$250,000	—	$13,367	(6)	—		$263,367

(1)	Represents Mr. Deacon’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Management Incentive Plan ($0, $120,000 and $0) multiplied by two.

(2)	Represents the value of the acceleration of vesting of the unvested portion of Mr. Deacon’s Promotion Awards, based on the FAS123R grant date fair value, less the compensation expense recognized through FY2008 and listed in the “Summary Compensation Table” on page 23.

(3)	Represents Mr. Burke’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Burke for the last three years under the Annual Management Incentive Plan ($0, $51,499 and $0).

(4)	Represents Mr. Porter’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Porter for the last three years under the Annual Management Incentive Plan ($0, $72,526 and $0).

(5)	Represents Mr. Fukunaga’s substitute incentive plan payment calculated as the Annual Management Incentive Plan payment earned by Mr. Fukunaga for FY2008 ($0) multiplied by two.

(6)	Represents Mr. Turner’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Turner for the last three years under the Annual Management Incentive Plan ($0, $40,102 and $0).

The following table assumes that a Change in Control Transaction occurred within the 12 month period prior to March 31, 2008 and the Named Executive Officer was terminated on March 31, 2008 Without Cause or terminated for Good Reason and illustrates the payments that the Named Executive Officers would be entitled to under the employment and severance agreements described above.

			Substitute
	Salary	Benefit	Incentive Plan
	Continuation	Premiums	Payments		Other		Total
Name	($)	($)	($)		($)		($)

Cary L. Deacon	$1,425,000	$20,005	$120,000	(1)	$673,064	(2)	$2,238,069
Brian M.T. Burke	$330,000	—	17,166		—		$347,166
J. Reid Porter	$660,000	—	$48,350	(3)	—		$708,350
Gen Fukunaga	$700,000	—	$0		—		$700,000
John Turner	$250,000	—	$13,367		—		$263,367

(1)	Represents Mr. Deacon’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Management Incentive Plan ($0, $120,000 and $0) multiplied by three.

(2)	Represents the value of the acceleration of vesting of the unvested portion of Mr. Deacon’s Promotion Awards, based on the FAS123R grant date fair value, less the compensation expense recognized through FY2008 and listed in the “Summary Compensation Table” on page 23. This value would be realized following a Change in Control even if Mr. Deacon’s employment is not terminated.

(3)	Represents Mr. Porter’s substitute incentive plan payment calculated as the average of the amounts earned by Mr. Porter for the last three years under the Annual Management Incentive Plan ($0, $72,526 and $0) multiplied by two.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Charles E. Cheney Severance Agreement

Mr. Cheney is a former Chief Financial Officer and director of the Company. His employment terminated on April 30, 2004, and we entered into a separation agreement and release agreement with Mr. Cheney regarding his resignation and severance. In exchange for certain representations, promises and releases, including non-competition and non-solicitation provisions, we agreed to pay Mr. Cheney an amount equal to $470,000, representing two years of his base salary and bonus, paid to him in equal installments over the course of forty-eight (48) months. We also agreed to pay the additional sum of $109,778, paid in equal installments over the course of forty-eight (48) months, in consideration for non-rescission of any of the provisions of the separation agreement. Mr. Cheney also received continued medical benefits until April 30, 2005 and a lump sum payment of $4,519 for unused vacation. Mr. Cheney’s final term as a director of the Company ended September 13, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in fiscal year 2008 were filed on a timely basis except for the following inadvertent late filings: (i) the Form 4 reports for the automatic annual stock option grants to the non-employee directors which occurred on April 1, 2008 were filed on April 10 and 11, 2008; (ii) the Form 4 report for a stock option exercise by Eric H. Paulson which occurred on June 28, 2007 was filed on July 3, 2007; and (iii) Mr. Snow’s Form 5 report for FY2008 due on February 15, 2008 was filed late on March 31, 2008.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2009 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, New Hope, Minnesota 55428 addressed to the Secretary, no later than March 30, 2009 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2009 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by June 13, 2009, the Company will be allowed to use its discretionary voting authority.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2008 is enclosed herewith. Shareholders may also view this Proxy Statement and Form 10-K on Navarre’s website www.navarre.com, the Securities and Exchange Commission’s website www.sec.gov, or may receive a copy by writing to: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations, or by calling the Company at (763) 535-8333.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel

Dated: July 28, 2008

NAVARRE CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
For Annual Meeting of Shareholders to be held
Thursday, September 11, 2008
3:00 p.m. CDT
7400 49th Avenue North
New Hope, Minnesota 55428

Navarre Corporation
7400 49th Avenue North
New Hope, Minnesota 55428	proxy

The undersigned, revoking all prior proxies, hereby appoints Cary L. Deacon and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on July 17, 2008, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, September 11, 2008, or at any adjournment thereof, upon the matters stated on reverse:
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on September 10, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on September 10, 2008.
•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

1.	Electing the following directors for the terms described in the accompanying Proxy Statement:

	01 Eric H. Paulson	03 Kathleen P. Iverson	☐	Vote FOR all	☐	Vote WITHHELD
	02 Cary L. Deacon			nominees except		from all nominees
as indicated below

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratifying the appointment of Grant Thornton LLP.	☐	FOR	☐	AGAINST	☐	ABSTAIN
In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposal 2. The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

Address Change? Mark Box ☐ Indicate changes below:
Dated:

Signature(s) in Box
Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.